EXHIBIT 99.1

January 24, 2007

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts:	Larry H. Putnam	(805) 466-7087
President and Chief Executive Officer

	John C. Hansen	(805) 466-7087
Executive Vice President and Chief Financial Officer

	Santa Lucia Bancorp	(805) 466-7087
www.santaluciabank.com

SANTA LUCIA BANCORP (ATASCADERO, CALIFORNIA)

(OTC Bulletin Board: SLBA.OB)

SANTA LUCIA BANCORP

ANNOUNCES 23.33% INCREASE IN EARNINGS

FOR THE YEAR ENDING DECEMBER 31, 2006

Highlights for the quarter and year ending December 31, 2006

•                  Earnings for the twelve months ending December 31, 2006 were $3,388,271, up 23.33%, from $2,746,820 for the year ending December 31, 2005.

•                  Diluted earnings per share increased from $1.38 to $1.68 per share or 21.74% and from $0.36 to $0.43 per share or 19.44% for the twelve months and three months, respectively ending December 31, 2006.

•                  Return on Average Assets increased to 1.42% for the year ending December 31, 2006.  This is an increase of 17.36% from a Return on Assets of 1.21% for 2005.  Return on Average Assets increased 11.81% to 1.41% for the three months ending December 31, 2006 compared to 1.26% for the same period in 2005.

•                  Return on Average Equity increased to 19.45% for the twelve months ending December 31, 2006.  This compares to 18.67% for the year ending December 31, 2005.

•                  Loans grew 11.22% in 2006.

•                  Credit quality continues to be strong with delinquent loans standing at 0.30% of total loans outstanding as of December 31, 2006.  The Company had no non-accrual loans as of December 31, 2006.

•                  Total Shareholders Equity increased to $19,137,000 as of December 31, 2006 compared to $15,866,000 as of December 31, 2005, representing a 20.62% increase attributed to earnings.

•                  The Company paid cash dividends for the 17th consecutive year.

Financial Performance

Santa Lucia Bancorp (the “Company”) (OTC Bulletin Board SLBA.OB) is a California corporation organized in 2006 to act as the holding company for Santa Lucia Bank (the “Bank”), a four office bank serving San Luis Obispo and northern Santa Barbara Counties.  In 2006, the Company acquired all of the outstanding stock of the Bank in a holding company formation transaction.

Strong earning growth was reported by the Company for the year ending December 31, 2006 with earnings increasing 23.33% to $3,388,000.  This compares to $2,747,000 for the year 2005.  Earnings per share on a fully diluted basis increased to $1.68 per share or 21.74%.  This compares to $1.38 for the year ending December 31, 2005.  Earnings for the quarter ended December 31, 2006 were $866,000, an increase of 20.11% over the comparable quarter in 2005.  Diluted earnings per share for this quarter were $0.43 compared to $0.36 for the fourth quarter of 2005, for an increase of 19.44%.

Return on Average Assets increased by 17.36% to 1.42% as of December 31, 2006 compared to 1.21% for a like period in 2005 and increased to 1.41% for the three months ending December 31, 2006 compared to 1.26% for the same period in 2005.  This represents an 11.81% increase.

Return on Average Equity increased to 19.45% for the twelve months ending December 31, 2006 compared to 18.67% for a like period in 2005.  Return on Average Equity increased to 18.52% for the three months ending December 31, 2006 compared to 18.45% for the same period in 2005.  We are pleased with this, especially when you take into account the $3,271,000 growth in capital in 2006 and the issuance of $5,155,000 in Trust Preferred Securities to further support the Company’s growth and development.

The Company’s operating efficiency ratio decreased (improved) in 2006 to 60.4%, which compared to a 63.4% operating efficiency ratio in 2005.  This was primarily due to the maturity of our newest office in Santa Maria combined with the overall growth of the Company.

“We remain pleased with Company’s overall performance and remain dedicated to the principal of providing quality personalized service on a consistent basis to the markets we serve,” stated by Larry H. Putnam, President and Chief Executive Officer.  “This dedication is complimented by the first class facilities that we have strategically placed on the Central Coast of California to promote customer service.  These basic principals that we operate under consistently produce the results we are looking for, which is improving our Return on Assets and Equity, while growing the Company’s core business.”

Loan Growth and Credit Quality

We continue to experience good loan growth.  As of December 31, 2006, the loan portfolio stood at $171.3 million compared to $154.0 million as of December 31, 2006.  This represents a growth of $17.3 million or 11.23%.  This loan growth is achieved, while we continue to maintain the Bank’s credit quality.  The Company did not have any loans on non-accrual as of December 31, 2006 compared to $135,000 as of December 31, 2005.  The Company had one loan past due 90 days+ for $550,000, which is believed to be fully collectible.

Deposits

Deposits increased by 2.95% to $213.0 million as of December 31, 2006 compared to $206.9 million as of December 31, 2005.  Demand deposit balances declined to $86.3 million as of December 31, 2006 from $86.7 million as of December 31, 2005.

The continuing trend of our customers putting their idle cash back to work and the overall improvement in alternate investments have placed substantial pressure on deposits.  We have also seen a move within our deposits away from non-interest bearing and variable interest rate accounts towards fixed term, high yielding deposits.  Deposit growth will be a challenge in the future and will also be a continued area of focus by management.

Net Interest Income and Net Interest Margin

Net interest income increased by 16.3% to $13.5 million for the year ending December 31, 2006.  This compares to $11.6 million for the twelve months ending December 31, 2005.  The net interest income for the three months ending December 31, 2006 was $3.5 million compared to $3.1 million for a like period in 2005.  The net interest margin for 2006 based on averages was 6.38% compared to 5.79% for 2005, or an increase of 10.19%.  This compares to a 15.80% increase between 2004 and 2005.  The net interest margin was 6.41% for the quarter ending December 31, 2006 compared to 6.08% for the same period in 2005.  This represents a 5.43% or a 0.33 basis point increase.  We have effectively managed our assets and liabilities to improve our net interest margin and earnings at the same time.

Provision for Loan Losses

The Bank made additions of $240,000 to its allowance for loan losses for the 12 months ending December 31, 2006.  This compares to $300,000 in 2005.  The provision during the quarter ended December 31, 2006 was $60,000 compared to $70,000 in the comparable quarter of 2005.  Based on the analysis performed by the Bank as well as by its outside credit review firm, both believe that the allowance is adequate at $1,653,695 as of December 31, 2006.  This compares to $1,470,261 as of December 31, 2005.

Capital Level and Ratios

Total shareholders equity stands at $19.1 million as of December 31, 2006 compared to $15.9 million as of December 31, 2005.  This represents a 20.62% increase.  Tier I capital to assets increased to 9.11% as of December 31, 2006 and compares to 7.16% as of December 31, 2005.  Total Capital to Risk-Weighted Assets stood at 13.13% compared to 11.34% as of December 31, 2005.

Effective April 28, 2006 the Company issued a series of trust preferred securities in the amount of $5,155,000.  Of this $5,155,000, the Company contributed $3,000,000 to the Bank and retained $2.0 million at the holding company level.  These securities are classified as long term debt on the balance sheet.

The Bank maintains capital ratios above the Federal Regulatory guidelines for a “well capitalized” bank in all regulatory categories.

The Company and its Business Strategy

Santa Lucia Bancorp, headquartered in Atascadero, California is a California corporation organized in 2006 to act as the holding company for Santa Lucia Bank (the Bank).  Santa Lucia Bank has operated in the State of California since August 5, 1985.

The Bank engages in the commercial banking business principally in San Luis Obispo and northern Santa Barbara Counties from its banking offices located at 7480 El Camino Real, Atascadero, California, 1240 Spring Street, Paso Robles, California, 1530 East Grand Avenue, Arroyo Grande, California and 1825 South Broadway, Santa Maria, California.

The Company, through its subsidiary, Santa Lucia Bank, emphasizes personalized quality customer service to small and medium sized businesses in its markets.  The main focus after 20 years of operation is to provide a consistent return to shareholders, quality personalized service to our customers and a challenging and rewarding environment for our employees.  This is complimented by our first class facilities that we have strategically placed on the Central Coast of California, which is a very desirable and growing region.  These guiding principals will continue to serve the Company well in both the short term and long term.

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties.  Actual results may differ materially from stated expectations.  Specific factors include, but are not limited to, increased profitability, continued growth, the Bank’s beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight over the Company’s or Bank’s operations, interest rates and financial policies of the United States government, general economic conditions and California’s energy crisis.  Additional information on these and other factors that could affect financial results are included in the Company’s Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA).  Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof.  Santa Lucia Bancorp undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.  This statement is included for the express purpose of protecting Santa Lucia Bancorp under PSLRA’s safe harbor provisions.

SELECTED FINANCIAL INFORMATION

	(in thousands, except share data and ratios)			(in thousands, except share data and ratios)
	Unaudited			Unaudited
	Three Months Ended			Twelve Months Ended
	December 31,		%	December 31,		%
	2006	2005	Change	2006	2005	Change
Summary of Operations:
Interest Income	$4,591	$3,625	26.65%	$17,027	$13,546	25.70%
Interest Expense	1,089	560	94.46%	3,577	1,984	80.29%
Net Interest Income	3,502	3,065	14.26%	13,450	11,562	16.33%
Provision for Loan Loss	60	70	-14.29%	240	300	-20.00%

Net Interest Income After Provision for Loan Losses	3,442	2,995	14.92%	13,210	11,262	17.30%
Noninterest Income	244	268	-8.96%	1,010	1,052	-3.99%
Noninterest Expense	2,243	2,078	7.94%	8,590	7,808	10.02%

Income Before Income Taxes	1,443	1,185	21.77%	5,630	4,506	24.94%
Income Taxes	577	464	24.35%	2,242	1,759	27.46%

Net Income	$866	$721	20.11%	$3,388	$2,747	23.33%

Cash Dividends Paid	$—	$—	#DIV/0!	$768	$730	5.21%

Per Share Data:
Earnings Per Share - Basic	$0.45	$0.38	18.42%	$1.77	$1.46	21.23%
Earnings Per Share - Diluted	$0.43	$0.36	19.44%	$1.68	$1.38	21.74%
Dividends	$0.200	$0.200	0.00%	$0.400	$0.388	3.09%
Book Value	$9.93	$8.35	18.92%	$9.93	$8.35	18.92%

Common Outstanding Shares: (Adjusted for 4-for-1 stock split)	1,928,097	1,899,543	1.50%	1,928,097	1,899,543	1.50%

Statement of Financial Condition Summary:
Total Assets				$240,738	$231,532	3.98%
Total Deposits				212,988	206,879	2.95%
Total Net Loans				169,680	152,563	11.22%
Allowance for Loan Losses				1,654	1,470	12.52%
Total Shareholders’ Equity				19,137	15,866	20.62%

Selected Ratios:
Return on Average Assets	1.41%	1.26%	11.81%	1.42%	1.21%	17.36%
Return on Average Equity	18.52%	18.45%	0.41%	19.45%	18.67%	4.18%
Net interest margin	6.41%	6.08%	5.43%	6.38%	5.79%	10.19%
Average Loans as a Percentage of Average Deposits	79.90%	72.84%	9.68%	79.74%	69.90%	14.08%
Allowance for Loan Losses to Total Loans	0.96%	0.95%	1.05%	0.96%	0.95%	1.05%
Tier I Capital to Average Assets - “Bank Only”				9.11%	7.16%	27.23%
Tier I Capital to Risk-Weighted Assets - “Bank Only”				11.43%	9.33%	22.51%
Total Capital to Risk-Weighted Assets - “Bank Only”				13.13%	11.34%	15.78%